November 2009 Pricing Sheet dated November 5, 2009 relating to Preliminary Pricing Supplement No. 241 dated November 5, 2009 to Registration Statement No. 333-156423 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities
PLUS based on the Performance of a Basket of Twenty Stocks due November 14, 2011 Performance Leveraged Upside SecuritiesSM
PRICING TERMS – NOVEMBER 5, 2009
Issuer:	Morgan Stanley
Maturity date:	November 14, 2011
Original issue price:	$1,000 per PLUS
Stated principal amount:	$1,000 per PLUS
Pricing date:	November 5, 2009
Original issue date:	November 13, 2009 (5 business days after the pricing date)
Aggregate principal amount:	$3,500,000
Interest:	None
Minimum purchase:	1 PLUS
Basket:	Issuer of Basket Stock	Ticker Symbol	Exchange	Percentage of Initial Basket Value	Closing Price of Basket Stock on Pricing Date	Initial Multiplier
	Aéropostale Inc.*	ARO	NYSE	5%	$33.47	0.149387511
	Petróleo Brasileiro S.A.***	PBR	NYSE	5%	$49.26	0.101502233
	Amazon.com, Inc.*	AMZN	NASDAQ	5%	$120.61	0.041455932
	Best Buy Co., Inc.*	BBY	NYSE	5%	$40.05	0.124843945
	Bed Bath & Beyond Inc.*	BBBY	NASDAQ	5%	$37.09	0.134807226
	Canadian Natural Resources*	CNQ	NYSE	5%	$63.36	0.078914141
	Chipotle Mexican Grill, Inc.**	CMG	NYSE	5%	$85.86	0.058234335
	Fedex Corporation*	FDX	NYSE	5%	$75.00	0.066666667
	Valeant Pharmaceuticals International*	VRX	NYSE	5%	$32.13	0.155617803
	The Gap, Inc.*	GPS	NYSE	5%	$22.86	0.218722660
	Google Inc.**	GOOG	NASDAQ	5%	$548.65	0.009113278
	JetBlue Airways Corporation*	JBLU	NASDAQ	5%	$4.83	1.035196687
	KeyCorp*	KEY	NYSE	5%	$5.52	0.905797101
	MasterCard, Incorporated**	MA	NYSE	5%	$230.25	0.021715527
	P.F. Chang’s China Bistro, Inc.*	PFCB	NASDAQ	5%	$31.60	0.158227848
	Potash Corporation of Saskatchewan Inc.*	POT	NYSE	5%	$95.65	0.052273915
	Research in Motion Limited*	RIMM	NASDAQ	5%	$57.79	0.086520159
	SunTrust Banks, Inc.*	STI	NYSE	5%	$20.27	0.246669956
	Under Armour, Inc.**	UA	NYSE	5%	$27.84	0.179597701
	Visa Inc.**	V	NYSE	5%	$79.59	0.062821963
	* common stock ** class A common stock *** trades as American Depositary Receipts
Payment at maturity per PLUS:	▪ If the final basket value is greater than the initial basket value: $1,000 + leveraged upside payment In no event will the payment at maturity exceed the maximum payment at maturity.
▪ If the final basket value is less than or equal to the initial basket value: $1,000 x the basket performance factor This amount will be less than or equal to the stated principal amount of $1,000.
Leveraged upside payment:	$1,000 x leverage factor x basket percent increase
Leverage factor:	300%
Maximum payment at maturity:	$1,382.50 per PLUS (138.25% of the stated principal amount)
Determination date:	November 8, 2011, subject to adjustment for non-trading days and certain market disruption events.
Initial basket value:
100, which is equal to the sum of the products of (i) the closing price of each basket stock on the pricing date and (ii) the multiplier for such basket stock on the pricing date, in each case as set forth under “Basket” above.

Final basket value:	The sum of the products of (i) the final share price of each basket stock on the determination date and (ii) the multiplier for such basket stock on the determination date
Final share price:	For each basket stock, the closing price of such basket stock on the determination date
Multiplier:
The initial multiplier for each basket stock was set on the pricing date based on such basket stock’s respective closing price on such date, so that each basket stock is reflected in the predetermined initial basket value of 100 in accordance with its equal percentage weighting within the basket. See “Basket – Initial Multiplier” above.  The multipliers will remain constant for the term of the PLUS, subject to adjustment for certain corporate and other events relating to the issuer of that basket stock and for adjustments relating to the basket.

Basket percent increase:	(final basket value – initial basket value) / initial basket value
Basket performance factor:	final basket value / initial basket value
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP/ISIN:	617482HR8/ US617482HR83
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Company
Per PLUS	$1,000	$22.50	$977.50
Total	$3,500,000	$78,750	$3,421,250

(1)      For additional information, see “Plan of Distribution” in the prospectus supplement for PLUS.
You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Preliminary Pricing Supplement No. 241 dated November 5, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008
THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837